INTL FCStone Inc. To Redeem Senior Notes

NEW YORK, September 16, 2016 -- INTL FCStone Inc. (NASDAQ:INTL), a diversified global financial services organization delivering execution and advisory services in commodities, currencies and securities, today announced that on September 15, 2016, INTL FCStone Inc. (the "Company") instructed The Bank of New York Mellon, as trustee (the "Trustee") under the Company's Indenture dated as of July 22, 2013 for the Company's 8.5% Senior Notes (the "Senior Notes") to provide notice (the "Notice") to the holders of the Senior Notes that the Company will redeem the aggregate outstanding $45.5 million principal amount of the Senior Notes in full.  Pursuant to the terms of the Indenture, the Company will redeem the outstanding Senior Notes at a price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.  The redemption date is October 15, 2016.

The Notice was provided on September 15, 2016 to record holders of the Senior Notes by the Trustee.  Additional information concerning the terms and conditions of the redemption are described in the Notice distributed to holders of the Senior Notes.  Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets. Our revenues are derived primarily from financial products and advisory services that fulfill our clients' real needs and provide bottom-line benefits to their businesses. We create added value for our clients by providing access to global financial markets using our industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. Our client-first approach engenders trust, and has enabled us to establish leadership positions in a number of complex fields in financial markets around the world.

Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words "believe," "expect," "anticipate," "should," "plan," "will," "may," "could," "intend," "estimate," "predict," "potential," "continue" or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Further information on INTL FCStone is available at www.intlfcstone.com.

CONTACT:
INTL FCStone Inc.
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com